Exhibit 3.20

OPERATING AGREEMENT
OF

LAUREATE PROPERTIES, LLC (DELAWARE)

THIS OPERATING AGREEMENT (this “Agreement” or “Operating Agreement”) is entered into and adopted as of December 7, 2011, by and between Laureate Education, Inc., a Maryland corporation (the “Sole Member”) and Laureate Properties, LLC (Delaware), a Delaware limited liability company (the “Company” or the “University”) in accordance with the terms set forth herein.

PRELIMINARY STATEMENT

WHEREAS, Laureate Properties, LLC (Delaware)was originally formed as a corporation under the General Corporation Laws of the State of Delaware on March 14, 1997, having the name “Sylvan Properties, Inc. (Delaware)” and was converted into a Delaware limited liability company by the filing of (i) a Certificate of Conversion from a corporation to a limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Act on December    , 2011 and (ii) a Certificate of Formation with the Secretary of State of the State of Delaware on December   , 2011 and;

WHEREAS, the Sole Member and the Company now desire to enter into and adopt this Operating Agreement to establish the manner in which the business and affairs of the Company shall be managed.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

FORMATION; PRINCIPAL OFFICE; RESIDENT AGENT; PURPOSE; TERM

Section 1.1         Formation and Name.  The Company has been formed as a limited liability company under the Delaware Limited Liability Act (the “LLC Act”), with the name “Laureate Properties, LLC (Delaware).”

Section 1.2         Office and Resident Agent.  The present address of the principal office of the Company and the name and address of the Company’s resident agent are as set forth in the Company’s Certificate of Formation.

Section 1.3         Purpose.  The purpose for which the Company is formed is to engage  in any lawful act or activity that may be carried on by a limited liability company under the LLC Act that the Members may from time to time authorize or approve pursuant to the provisions of this Agreement, whether or not related to the business at the time or theretofore engaged in by the Company. The foregoing purpose shall be in addition to and not in limitation of the general powers of limited liability companies under the LLC Act.

Section 1.4         Term.  The Company shall have a perpetual existence; provided, however, that the Company may be dissolved in accordance with Article XI hereof.

Section 1.5        Certificate of Formation.  Prior to date hereof, the Certificate of Conversion and Certificate of Formation reflecting the formation of the Company (the “Certificates”) were executed by an authorized person and filed for record with the Delaware Secretary of State, Division of Corporations. The Officers (as such term is defined herein), shall take or cause to be taken all necessary action to maintain the Company in good standing as a limited liability company under the LLC Act, including (without limitation) the filing of any certificates of correction, certificates of amendment and such other applications and certificates as may be necessary to protect the limited liability of the Member, and to cause the Company to comply with the applicable laws of any jurisdiction in which the Company owns property or does business.

ARTICLE II

MEMBER; CAPITAL CONTRIBUTION;
AND PERCENTAGE INTEREST

Section 2.1         The name, address, Capital Contribution and Percentage Interest of the Members are as set forth on Schedule A.

Section 2.2.        One or more persons may be admitted to the Company as additional Members (“Additional Members”) upon such person’s execution of a joinder agreement pursuant to which such person agrees to be bound by all of the terms and conditions of this Agreement, and upon such terms and subject to such other conditions as may be determined by the Board of Managers.

Section 2.3.        Schedule A shall be amended from time to time to reflect the admission of any additional Members, any change of address, or changes to any other information set forth thereon.

Section 2.4.        Except as otherwise provided by applicable law, no Member shall be required to make any Capital Contributions to the Company or lend any funds to the Company.

ARTICLE III

DISTRIBUTIONS

The Board of Managers may cause the Company to distribute Available Cash or other assets of the Company to the Members in proportion to the Percentage Interest of the Members at such times as shall be determined by the Board of Managers in its sole discretion. Nevertheless, notwithstanding any statement in this Article III to the contrary, the Board of Managers shall distribute Available Cash to the Members in amounts equal to the tax obligation of the Company on a standalone basis. To this end, the Board of Managers shall make quarterly distributions to the Members at least equal, in the aggregate, to the taxable income produced by the Company multiplied by the highest combined federal, state and local tax rate applicable to the Company on a stand-alone basis (taking into account the federal deductibility of state and local taxes). Distributions to defray taxes under this Article III are intended as advances on distributions otherwise payable to the Members under this Agreement.

These distributions shall be made within 75 days after the end of the calendar quarter. If the distribution is not made within 75 days of the calendar quarter, the amount of the distribution due will be increased by interest based on the Applicable Federal Mid-Term Rate (as defined by Section 1274(d)(1)(C) of the Internal Revenue Code) plus 2%.

ARTICLE IV

ADMINISTRATIVE PROVISIONS

Section 4.1  Affairs of the Company.  The affairs of the Company shall be managed by a Board of Managers (the “Board of Managers”, or the “Board” or the “Managers”) consisting of two (2) persons. The exact number can be altered by a majority of Members from time to time. The Managers may elect a Chairman of the Board who will preside over Board activities and serve as the usual point of contact between the Board and the other Company Officers.

Section 4.2 Powers of the Board. The Board of Managers  of  the  Company may exercise all powers of the Company and do all lawful acts and things as are by statute or by the Certificate of Formation or by this Operating Agreement directed or required to be exercised or done by the Board. The Managers may adopt such rules and regulations for the conduct of their meetings and for the management of the Company, as they may deem proper.

Section 4.3 Officers. The Board of Managers hereby appoint the following officers (each an “Officer”) of the Company, each of whom shall hold the office specified, until  such time as they are removed from such office by the vote of a majority of the Board of Managers then in office:

President and Treasurer — Eilif Serck-Hanssen
Vice President and Secretary — Robert W. Zentz

The Officers shall have such powers and duties and perform such roles as are customary for like officers of a Delaware corporation, or as otherwise specified from time to time by the Board of Managers.

Section 4.4   Removal by Members.   Any Manager may be removed during his term of office by a vote a unanimous vote of the Members at a duly called meeting or by unanimous written consent of the Members.

Section 4.5  Vacancy on Board.  The Members may elect a successor to fill a vacancy on the Board of Managers which results from the removal of a Manager. A Manager elected by the Members to fill a vacancy which results from the removal of a Manager serves for the balance of the term of the removed Manager. A majority of the remaining Managers, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board of Managers which results from any cause except an increase in the number of Managers and a majority of the entire Board of Managers may fill a vacancy which results from an increase in the number of Managers. A Manager elected by the Board of Managers to fill a vacancy serves until the next annual meeting of Members and until his successor is elected and qualifies.

Section 4.6 Regular Meetings. After each meeting of Members at which a Board of Managers shall have been elected, the Board of Managers so elected shall meet as soon as practicable for the purpose of organization and the transaction of other business; and in the event that no other time is designated by the Members, the Board of Managers shall meet one hour after the time for such Members’ meeting or immediately following the close of such meeting, whichever is later, on the day of such meeting. Such first regular meeting shall be held at any place as may be designated by the Members, or in default of such designation at the place designated by the Board of Managers for such first regular meeting, or in default of such designation at the place of the holding of the immediately preceding meeting of Members. No notice of such first meeting shall be necessary if held as hereinabove provided. Any other regular meeting of the Board of Managers shall be held on such date and at any place as may be designated from time to time by the Board of Managers.

Section 4.7 Special Meetings. Special meetings of the Board of Managers may be called at any time by the Chairman of the Board or the President or by a majority of the Board of Managers by vote at a meeting, or in writing with or without a meeting. A special meeting of the Board of Managers shall be held on such date and at any place as may be designated from time to time by the Board of Managers. In the absence of designation such meeting shall be held at such place as may be designated in the call.

Section 4.8  Notice of Meeting.  The Secretary shall give notice to each Manager  of each regular and special meeting of the Board of Managers. The notice shall state the time and place of the meeting. Notice is given to a Manager when it is delivered personally to him, left at his residence or usual place of business, or sent by telegraph or telephone, at least 24 hours before the time of the meeting or, in the alternative by mail to his address as it shall appear on the records of the Company, at least 72 hours before the time of the meeting. Unless the Operating Agreement or a resolution of the Board of Managers provides otherwise, the notice need not state the business to be transacted at or the purposes of any regular or special meeting of the Board of Managers. No notice of any meeting of the Board of Managers need be given to any Manager who attends, or to any Manager who, in writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Managers, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

Section 4.9 Action by Managers.  Unless statute or the Certificate of Formation or this Operating Agreement requires a greater proportion, the action of a majority of the Managers present at a meeting at which a quorum is present is action of the Board of Managers. A majority of the entire Board of Managers shall constitute a quorum for the transaction of business. Notwithstanding the foregoing, as to a vote on any matter regarding the distribution of funds of the Company to its Members, unanimous approval of all Managers shall be required. In the absence of a quorum, the Managers present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. Any action required or permitted to be taken at a meeting of the Board of Managers may be taken without a meeting, if an unanimous written consent which sets forth the action is signed by each member of the Board and filed with the minutes of proceedings of the Board.

Section 4.10 Meeting by Conference Telephone. Members of the Board of Managers may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.

Section 4.11 Compensation. By resolution of the Board of Managers a fixed sum and expenses, if any, for attendance at each regular or special meeting of the Board of Managers or of committees thereof, and other compensation for their services as such or on committees of the Board of Managers, may be paid to Managers. A Manager who serves the Company in any other capacity also may receive compensation for such other services, pursuant to a resolution of the Managers.

Section 4.12 Committees. The Board of Managers may appoint  from  among its members an Executive Committee and other committees composed of two or more Managers and delegate to these committees any of the powers of the Board of Managers, except the power to declare dividends or other distributions of funds, elect Managers, admit Members, recommend to the Members any action which requires Member approval, amend the Operating  Agreement, or approve any merger or other business combination which does not require Member approval. If the Board of Managers has given general authorization for the admittance of Members, a committee of the Board, in accordance with a general formula or method specified by the Board by resolution may fix the terms of Membership and the terms on which any Member may be admitted, including all terms and conditions required or permitted to be established or authorized by the Board of Managers.

Section 4.13  Committee Procedure.  Each committee may fix rules of procedure for its business. A majority of the members of a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee. The members of a committee present at any meeting, whether or not they constitute a quorum, may appoint a Manager to act in the place of an absent member. Any action required or permitted to be taken at a meeting of a committee may be taken without a meeting, if an unanimous written consent which sets forth the action is signed by each member of the committee and filed with the minutes of the committee. The members of a committee may conduct any meeting thereof by conference telephone in accordance with the provisions of Section 4.10.

Section 4.14 Emergency. In the event of a state of disaster of sufficient severity to prevent the conduct and management of the affairs and business of the Company by its Managers and officers as contemplated by the Certificate of Formation and the Operating Agreement, any

two or more available members of the then incumbent Executive Committee shall constitute a quorum of that Committee for the full conduct and management of the affairs and business of the Company in accordance with the provisions of Section 4.12. In the event of the unavailability, at such time, of a minimum of two members of the then incumbent Executive Committee, the available Managers shall elect an Executive Committee consisting of any two members of the Board of Managers, whether or not they be officers of the Company, which two members shall constitute the Executive Committee for the full conduct and management of the affairs of the Company in accordance with the a foregoing provisions of this Section. This Section shall be subject to implementation by resolution of the Board of Managers passed from time to time for that purpose, and any provisions of the Operating Agreement (other than this Section) and any resolutions which are contrary to the provisions of this Section or to the provisions of any such implementary resolutions shall be suspended until it shall be determined by any interim Executive Committee acting under this Section that it shall be to the advantage of the Company to resume the conduct and management of its affairs and business under all the other provisions of the Operating Agreement.

Section 4.15       Limitation on Authority of Members.

A.            No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.

B.            This Section 4.15 supersedes any authority granted to the Members pursuant to the LLC Act. Any Member who takes any action or binds the Company in violation of this section shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to such loss or expense.

ARTICLE V

COMPANY OFFICERS

Section 5.1. Executive Officers. The Company shall have a President, a Secretary and a Treasurer. It may also have a Chairman of the Board, who shall be a Manager of the Company, and one or more Vice-Presidents, one or more Assistant Vice-Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers. A person may hold more than one office in the Company but may not serve concurrently as both President and Vice-President of the Company.

Section 5.2. Chairman of the Board. The Chairman of the Board, if one be elected, shall preside at all meetings of the Board of Managers and of the Members at which he shall be present. He shall have and may exercise such powers as are from time to time assigned to him by the Board of Managers.

Section 5.3 President. In the absence of the Chairman of the Board, the President shall preside at all meetings of the Members and of the Board of Managers at which he shall be present; he shall have general charge and supervision of the assets and affairs of the Company; he may sign and execute, in the name of the Company, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Company; and, in general, he shall perform all duties incident to the office of a president of a Company, and such other duties as are from time to time assigned to him by the Board of Managers.

Section 5.4. Vice-Presidents.  The Vice-President or Vice-Presidents, at the request  of the President or in his absence or during his inability to act, shall perform the duties and exercise the functions of the President, and when so acting shall have the powers of the President. If there be more than one Vice-President, the Board of Managers may determine which one or more of the Vice-Presidents shall perform any of such duties or exercise any of such functions, or if such determination is not made by the Board of Managers, the President may make such determination; otherwise any of the Vice-Presidents may perform any of such duties or exercise any of such functions. The Vice-President or Vice-Presidents shall have such other powers and perform such other duties, and have such additional descriptive designations in their titles (if any), as are from time to time assigned to them by the Board of Managers or the President.

Section 5.5. Secretary. The Secretary shall keep the minutes of the meetings of the Members, of the Board of Managers and of any committees, in books provided for the purpose; he shall see that all notices are duly given in accordance with the provisions of the Operating Agreement or as required by law; he shall be custodian of the records of the Company; he shall witness all documents on behalf of the Company, the execution of which is duly authorized, see that the corporate seal is affixed where such document is required or desired to be under its seal, and, when so affixed, may attest the same; and, in general, he shall perform all duties incident to the office of a secretary of a Company, and such other duties as are from time to time assigned to him by the Board of Managers or the President.

Section 5.6. Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Company, and shall deposit, or cause to be deposited, in the name of the Company, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Managers; he shall render to the President and to the Board of Managers, whenever requested, an account of the financial condition of the Company; and, in general, he shall perform all the duties incident to the office of a treasurer of a Company, and such other duties as are from time to time assigned to him by the Board of Managers or the President.

Section 5.7.   Assistant Officers.   The Assistant Vice-Presidents shall have such  duties as are from time to time assigned to them by the Board of Managers or the President. The Assistant Secretaries shall have such duties as are from time to time assigned to them by the Board of Managers or the Secretary. The Assistant Treasurers shall have such duties as are from time to time assigned to them by the Board of Managers or the Treasurer.

Section 5.8.   Subordinate Officers.  The Company may have such subordinate officers as the Board of Managers may from time to time deem desirable. Each such officer shall hold office for such period and perform such duties as the Board of Managers, the President or the committee or officer designated pursuant to Section 4.3 may prescribe.

Section 5.9. Compensation. The Board of Managers shall have power to fix the salaries and other compensation and remuneration, of whatever kind, of all officers of the Company. It may authorize any committee or officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the salaries, compensation and remuneration of such subordinate officers.

Section 5.10. Election, Tenure and Removal of Officers. The Board of Managers shall elect the officers. The Board of Managers may from time to time authorize any committee or officer to appoint subordinate officers. An officer serves for one year and until his successor is elected and qualifies. The Board of Managers may remove an officer or agent at any time. The removal of an officer or agent does not prejudice any of his contract rights. The Board of Managers (or any committee or officer authorized by the Board of Managers) may fill a vacancy which occurs in any office for the unexpired portion of the term.

ARTICLE VI

DIVIDENDS

The Board of Managers may from time to time declare and the Company may pay dividends and other distributions with respect to its outstanding LLC Interests in cash or property, unless otherwise provided in the Company’s Certificate of Formation.

ARTICLE V

COMPANY SEAL

The Company seal shall be in such form as the Board of Managers shall prescribe.

ARTICLE VI

FISCAL YEAR

Unless otherwise determined by the Board, the Company’s fiscal year and taxable year shall be the calendar year, subject to the requirements and limitations of the Code.

ARTICLE VII

AMENDMENT OF OPERATING AGREEMENT

This Agreement constitutes the entire agreement with respect to the subject matter hereof. This Agreement may only be modified or amended pursuant to a written amendment adopted by the Board of Managers and approved by Members holding a majority of the Company’s LLC Interests. Adoption by the Board of Managers of such an amendment shall be by a majority vote of the Managers present at any meeting when notice of the contemplated action shall have been given at a previous regular or special meeting or in the notice of the meeting. Once an amendment to this Agreement has been approved by the Members holding a majority of the LLC Interests in the Company, the Board of Managers shall authorize the preparation of a written amendment to this Agreement.

ARTICLE IX

INDEMNIFICATION

The Company shall indemnify its Managers, Officers and other Company personnel who may be a party to any proceeding, other than an action by, or in right of, the Company, to the full extent permitted by law for any liability incurred by a reason of the fact that such person is or was a Manager, Officer, employee, or agent of the Company or is or was serving at the Company’s request in a similar capacity in another enterprise against liability incurred in connection with such proceeding, if such person acted in good faith and in a manner   reasonably believed to be in or not opposed to, the Company’s best interest, and with respect to a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Such indemnification shall include, but not be limited to, the actual and necessary costs in litigating the proceeding to conclusion and the advancement of such costs. The Company may maintain insurance for the purpose of this Article. The Company shall indemnify its Members to the full extent required or permitted by the Delaware statutes now or hereafter in force, including the advance of expenses under the procedures permitted by law and to the full extent permitted by law.

The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Managers may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of this Agreement shall limit or eliminate the limitation on liability provided to Members hereunder with respect to any act or omission occurring prior to such amendment. Anything herein to the contrary notwithstanding, any indemnity by the Company relating to the matters covered in this Article IX shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof (unless such Member otherwise agrees in writing or is found by a final decision of a court of competent jurisdiction to have personal liability on account thereof) or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

ARTICLE X

TRANSFERABILITY AND CERTIFICATION OF LLC INTERESTS

Section 10.1       No Restrictions on Transfer and Withdrawal.

A.         Each Member shall be permitted to endorse, sell, give, pledge, encumber, assign, transfer or otherwise dispose of, voluntarily or involuntarily or by operation of law (hereinafter referred to as “Transfer”) all or any part of its LLC Interest. Upon not less than 10 days’ prior written notice to the other Members of the Company, any Member shall be permitted to voluntarily withdraw from the Company as a Member.

B.         No transferee of any portion of any LLC Interest shall be admitted as a Member unless such transferee shall have executed and delivered to the Company such instruments as the Company or its counsel deems necessary or desirable to effectuate the admission of such transferee as a Member and confirm the agreement of such transferee to be bound by all of the terms and provisions of the Agreement with respect to such LLC Interest.

Section 10.2 Effect of Dissolution or Bankruptcy of a Member. The dissolution or bankruptcy of a Member shall not cause the termination or dissolution of the Company, and the business of the Company shall continue. Upon any such occurrence, the trustee, receiver, personal representative or other representative of such Member shall have all the rights of an assignee of the LLC Interest of such Member for the purpose of settling or managing the former Member’s property.

Section 10.3       Certification of LLC Interests.  The LLC Interests may be certificated upon the request of any Member. To the extent permissible under Delaware law, the LLC Interests shall be securities as that term is defined in Article 8 of the Delaware Uniform Commercial Code.  Each certificate evidencing LLC Interests shall bear the following legend:

This certificate evidences an interest in Laureate Properties, LLC (Delaware) and shall be a security for purposes of Article 8 of the Delaware Uniform Commercial Code.

No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

ARTICLE XI

DISSOLUTION OF THE COMPANY

Section 11.1  Dissolution.

A.            The Company shall be dissolved upon the election by the Board of Managers to dissolve and terminate the Company.

B.            The Company shall not be dissolved upon the occurrence, with respect to the Members, of any of the events specified under the LLC Act.

Section 11.2 Liquidation and Termination. Upon  the  dissolution  of  the  Company, the Board of Managers of the Company shall cause the Company to liquidate by converting the assets of the Company to cash or its equivalent and arranging for the affairs of the Company to be wound up with reasonable speed but with a view towards obtaining fair value for Company assets, and, after satisfaction (whether by payment or by establishment of reserves therefor) of creditors, shall distribute the remaining assets to the Members.

ARTICLE XII

BOOKS AND RECORDS; ACCOUNTING

Section 12.1       Books, Records and Reports.

A.          The Company shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of the Company. The books and records of the Company may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form, but may be maintained in the form of a reproduction. The original or a certified copy of this Agreement shall be kept at the principal office of the Company. The books and records of the Company shall be maintained by the Board of Managers and shall be available for examination by any Member, or its duly authorized representatives, during regular business hours.

B.         Upon request of a majority of the Members, the Board of Managers shall prepare or cause to be prepared within 90 days of the end of each fiscal year (i) a balance sheet and report of the receipts, disbursements, profits or loss of the Company, and (ii) information sufficient for the Members to report the profits and losses of the Company for income tax purposes. The cost of such financial and tax reports shall be an expense of the Members, and shall be borne ratably by the Members.

Section 12.2  Bank Accounts.  The bank accounts of the Company shall be  maintained in accounts in the name of the Company in such banking institutions as the Board of Managers shall determine. All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the Company, shall be signed by the Chairman, the CEO, the President of the University or such other persons as may be authorized by the Board of Managers from time to time.

Section 7.3 Method of Accounting.  The method of accounting to be used in  keeping the books of the Company shall be determined by the Board of Managers upon advice of the Company’s regular certified public accountant and in accordance with applicable law.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Notices. All notices, offers, requests and demands herein required or permitted to be given or made shall be made in writing and deemed to be effectively served and delivered (i) when received by the party to whom it is addressed if delivered by hand or by overnight delivery service, (ii) three days after the date of postmark if sent by registered or certified mail, postage prepaid, return receipt requested, or (iii) upon  confirmation of transmission if sent by telecopy. If the notice, offer, request or demand is intended for the Company, it shall be addressed to the Company at the principal office of the Company, or if intended for a Member, shall be addressed to the Member at its address appearing on Schedule A or addressed to such other person or at such other address designated by written notice given to the Company or the Members.

Section 13.2 Binding Provisions. The covenants  and  agreements  contained  herein shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the Members and the Company.

Section 13.3 Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect any other provisions of this Agreement.

Section 13.4 Rules of Construction. Unless the context clearly  indicates  to the contrary, the following rules apply to the construction of this Agreement:

A.         References to the singular, include the plural and references to the plural, include the singular.

B.         Words of the masculine gender include correlative words of the feminine and neuter genders.

C.         The headings or captions used in this Agreement are for convenience of reference and do not constitute a part of this Agreement, nor affect its meaning, construction, or effect.

D.         References to a person include any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

E.          Any reference in this Agreement to a particular “Article,” “Section” or other subdivision shall be to such Article, Section or subdivision of this Agreement unless the context shall otherwise require.

F.          When any reference is made in this document or any of the schedules or exhibits attached hereto to the Agreement, it shall mean this Agreement, together with all other schedules and exhibits attached hereto, as though one document.

Section 13.5 No Third Party Beneficiaries. Subject to Section 10.3.C, no provision of this Agreement is intended to be for the benefit of any creditor to whom any debts, liabilities or obligations are owed by, or who otherwise has any claim against, the Company or the Members, and no such creditor shall obtain any right under any such provisions or shall by reason of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or the Members.

Section 13.6  Title to Company Property.  All property owned by the company   shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any LLC Interests in any Company property in its individual name or right, and each member’s LLC Interests shall be personal property for all purposes.

Section 13.6 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

ARTICLE XIV

DEFINITIONS

Defined Terms. For all purposes of this Agreement, the following terms shall have the meanings given to them below:

Available Cash: for any fiscal period, cash available for distribution to the Members, of whatever source or nature, that the Board of Managers determines in the exercise of its sole discretion is available for distribution and is not necessary to pay expenses and obligations of the Company, to fund reserves, or to make any other expenditure by the Company.

Board of Managers or Board: those persons elected by the Members to manage the affairs and business of the Company in accordance with the provisions of this Agreement.

Capital Contribution: the total amount of cash or the fair market value (as determined by the Board of Managers in its reasonable judgment) of any property contributed by the Members (net of any liabilities assumed by the Company and any liabilities to which such property is subject) in accordance with this Agreement.

Code: the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

LLC Interest: the entire ownership interest of the Members in the Company at any particular time, including the Members’ share of the profits and losses of the Company, the right to receive distributions from the Company and the right to any and all other benefits to which the Members may be entitled as provided in this Agreement and in the LLC Act, together with the obligations of the Members to comply with all the terms and provisions of this Agreement and of the LLC Act.

Member:  the Sole Member and any and all Additional Members.

Percentage Interest: the Members’ percentage of certain  specified rights, benefits, duties and obligations by virtue of being a Member of the Company and holding an LLC Interest in the Company as set forth on Schedule A.

SCHEDULE A

OPERATING AGREEMENT
OF

LAUREATE PROPERTIES, LLC (DELAWARE0

Name, Address, Capital Contribution and Percentage Interest of Member

Name and Address of Member	Capital Contribution	Percentage Interest

Laureate Education, Inc. 650 South Exeter Street, 8th Floor Baltimore, Maryland 21202	NA — conversion	100%